Exhibit 99.2


                                                          Contact: Paul V. Maier
                                                   Senior Vice President and CFO
                                                                  (858) 550-7573
                                                               pmaier@ligand.com


           LIGAND, ELAN AGREE ON EARLY CONVERSION OF $20 MILLION NOTE,
                        EARLY EXERCISE OF LIGAND WARRANTS

 -- Conversion Completes Elimination of Elan Debt from Ligand's Balance Sheet --

     SAN DIEGO, CA - April 1, 2002 -- Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) announced today that Elan Corporation, plc (NYSE: ELN) has agreed to convert a zero-coupon convertible note issued in 1999 at a price of $20 million ($24.7 million including accrued interest) into 1.8 million shares of Ligand common stock.

     Ligand will recognize a one-time charge, arising from the agreement, of $2.0 million in the first quarter of 2002, and will eliminate, beginning in the second quarter, $2.0 million of annual accretion from the note to non-operating expenses going forward. The conversion eliminates all Elan-related debt from Ligand's balance sheet.

     "We are pleased with Elan's early conversion decision, which is another important milestone in our 2002 goal to eliminate debt and strengthen our balance sheet," said Paul V. Maier, Ligand Senior Vice President and Chief Financial Officer. "This final conversion of outstanding Elan debt will strengthen our balance sheet, increase shareholders' equity and lower our future interest expense. In addition to contributing to Ligand's financial strength, the reduction in future interest expense will enhance our ability to translate future operating profits to earnings per share."

     Elan also has elected to exercise its 91,406 Ligand warrants at $10/share, resulting in proceeds to Ligand of $914,060. Ligand issued the warrants to Elan in 1999.

     After the debt conversion and warrant exercise, Elan's ownership in Ligand will be approximately 21.6% on a primary basis and 19.7% on a fully diluted basis.

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Ligand Pharmaceuticals Incorporated

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology.

     C. Caution Regarding Forward-Looking Statements

     This news release contains certain forward-looking statements by Ligand. These include statements related to financial and balance sheet strength, future expenses, profits, earnings and capital structure. Actual results could differ materially from those described as a result of factors including but not limited to the following: there can be no assurance that Ligand will achieve its financial goals, nor that the transactions described will significantly change the company's financial performance or the price of its stock. Additional information concerning these and other factors affecting Ligand's business can be found in press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission. Public information on Ligand is available on our web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


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